JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement Nos. 333-293684 and 333-293684-01

Market Linked Notes — Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket due June 21, 2029

Fact Sheet dated May 8, 2026 to Preliminary Pricing Supplement dated May 8, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Basket / Basket Components:	An approximately equally weighted basket (the “basket”) composed of the following basket components, with the weighting percentages noted parenthetically: the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (33.33%), the FTSE® 100 Index (Bloomberg ticker: UKX) (33.33%) and the TOPIX® Index (Bloomberg ticker: TPX) (33.34%) (each referred to as a “basket component” and collectively as the “basket components”)
Pricing Date[1]:	May 15, 2026
Issue Date[1]:	May 20, 2026
Calculation Days[1,2]:	Quarterly, on the 15th day of each February, May, August and November, commencing August 2026 and ending May 2029. In addition, June 15, 2029 will also be a calculation day. We refer to June 15, 2029 as the “final calculation day.”
Stated Maturity Date[1,2]:	June 21, 2029
Principal Amount:	$1,000 per note (100% of par)
Maturity Payment Amount (per Note):

•   if the average ending level is greater than the starting level:

$1,000 + ($1,000 × average basket return × upside participation rate); or

•   if the average ending level is less than or equal to the starting level: $1,000

Upside Participation Rate:	At least 100.00% (the actual upside participation rate will be provided in the pricing supplement)
Average Basket Return:	(average ending level - starting level) / starting level
Starting Level:	100.00
Average Ending Level:	The weighted returns of the basket components, equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 33.33% of the average component return of the EURO STOXX 50® Index; (B) 33.33% of the average component return of the FTSE® 100 Index; and (C) 33.34% of the average component return of the TOPIX® Index
Average Component Return:	For each basket component: (average component level – initial component level) / initial component level
Initial Component Level:	For each basket component, its closing level on the pricing date
Average Component Level:	For each basket component, the arithmetic average of its closing levels on the calculation days
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46660TLL2

Fees and Commissions:	Up to 3.325% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.25% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, in respect of certain notes sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the notes to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

100% of average basket return
Note Return at Maturity
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Basket Return at Maturity
Hypothetical Note Return
Hypothetical Basket Return

*Assumes an upside participation rate equal to the minimum upside participation rate

If the average ending level of the basket is less than or equal to the starting level, you will not receive any positive return on the notes.

The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

If the notes priced on the date of the accompanying preliminary pricing supplement, the estimated value of the notes would be approximately $948.40 per note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $910.00 per note. See “The Estimated Value of the Notes” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
http://www.sec.gov/Archives/edgar/data/19617/
000121390026053794/ea0289877-01_424b2.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•    You May Not Receive Any Positive Return on the Notes.

•    The Periodic Averaging Convention Used to Calculate the Average Ending Level Could Limit Returns.

•    The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•    As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets.

•    Changes in the Levels of the Basket Components May Offset Each Other.

•    Correlation of Performances Among the Basket Components May Reduce the Performance of the Securities.

•    No Interest or Dividend Payments or Voting Rights

•    Lack of Liquidity

•    The Final Terms and Estimated Valuation of the Notes Will Be Provided in the Pricing Supplement.

•    You Will Be Required to Recognize Taxable Income on the Notes Prior to Maturity.

•    Potential Conflicts

•    The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes.

•    The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.

•    The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate.

•    The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.

•    Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes.

•    Many Economic and Market Factors Will Impact the Value of the Notes.

•    The Notes Are Subject to Non-U.S. Securities Risk.

•    No Direct Exposure to Fluctuations in Foreign Exchange Rates.

•    The Maturity Payment Amount Will Depend upon the Performance of the Basket and Therefore the Notes Are Subject to the Risks Associated with Each Basket Component, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.